EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:

To the Board of Directors and Shareholders of The Zweig Total Return Fund, Inc.

In planning and performing our audit of the financial statements of The Zweig Total Return Fund, Inc. (hereafter referred to as the "Fund") for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 17, 2005




EXHIBIT B:
               THE ZWEIG TOTAL RETURN FUND, INC.

                     ARTICLES SUPPLEMENTARY

     The Zweig Total Return Fund, Inc., a Maryland corporation having its principal office, in Maryland, in Baltimore City, Maryland
(hereinafter called the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

	First: Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), by resolution of its Board of Directors adopted on August 10, 2004, the Corporation elected to become subject to Section 3-804(c) of the MGCL with respect to vacancies on the Board of Directors, subject to the provisions of the Investment Company Act of 1940, as amended. Section 3-804(c) of the MGCL provides that all vacancies on the Board of Directors, whether resulting from the death, resignation, or removal of a director or from an increase in the size of Board of Directors, may be filled only by vote of the remaining members of the Board of Directors, even if they do not constitute a quorum, and further that a director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies. In the event of any inconsistency with the Charter or Bylaws of the Corporation, the aforesaid provisions of the MGCL will govern, subject to the provisions of the Investment Company Act of 1940, as amended.

	IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by it Secretary as of this 10th day of August, 2004, and the undersigned officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein with respect to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:                              THE ZWEIG TOTAL RETURN FUND, INC.

/s/Megan Huddleston                   /s/Daniel T. Geraci
Megan Huddleston, Secretary           Daniel T. Geraci, President